Exhibit 99.1

[PROTECTION ONE LOGO]

Media contact:
Robin J. Lampe
Phone: 785.575.6468
FAX: 785.575.6511

Investor contact:
Craig Weingartner
Phone: 785.575.8168
FAX: 785.575.6511

GINSBURG NAMED CEO OF PROTECTION ONE

    TOPEKA, Kan., April 16, 2001 — Protection One (NYSE:POI) today announced that Richard Ginsburg, President and Chief Executive Officer of Guardian International, Inc., in Hollywood, Fla., has been named Chief Executive Officer and a member of the Board of Directors of Protection One, Inc. Annette Beck will continue to serve as President of the company.

    "Mr. Ginsburg's knowledge of the alarm business, entrepreneurial background, technology skills, and strategic vision for expanding security applications fit Protection One's requirements for leadership," said Doug Lake, Chairman of the Board of Protection One. "I expect Mr. Ginsburg to accelerate the rate of change at Protection One."

    Ginsburg founded Guardian International, Inc. in 1993 and built it into the 20th largest company in the security monitoring industry (according to SDM Magazine). Guardian has acquired and consolidated more than 35 security portfolios along the East Coast of the United States.

    "I look forward to the opportunity of joining the fine people of Protection One and am grateful for their Board's confidence in me," Ginsburg said.

    Before joining Guardian, he served as general manager of Florida Operations for The Alert Centre, Inc., in Denver, Colo., and as vice president of Guardsman Central Security Corp. in Miami. He has a bachelor's degree in communications from the University of Miami.

    Protection One, one of the leading commercial and residential security services providers in the United States, provides monitoring and related security services to approximately 1.4 million residential and commercial customers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.